UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 21, 2015

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2015, the Board of Directors of Flagstar Bancorp, Inc. (the "Company") appointed Bryan Marx, as its principal accounting officer. The duties of the principal accounting officer were previously performed by James K. Ciroli, Executive Vice President and Chief Financial Officer of the Company. In this role, Mr. Marx will continue to report to Mr. Ciroli.

Mr. Marx, age 39, joined the Company and its wholly-owned subsidiary, Flagstar Bank, FSB, as a Senior Vice President in the Accounting Group in October, 2013. Prior to joining the Company, Mr. Marx worked in public accounting for fifteen years, most recently as a senior manager with PricewaterhouseCoopers LLP in the firm’s Banking and Capital Markets practice group. In his new role, Mr. Marx will be paid a base salary of $250,000, and will be eligible for a target annual incentive opportunity of 35% of his base salary. In addition, Mr. Marx is eligible to participate in the Company’s long-term incentive program, and will receive an award to be determined at the Company’s next regularly scheduled grant date. Mr. Marx will be entitled to receive such fringe and other benefits and prerequisites as are regularly and generally provided to other executives of the Company and the Bank, subject to the terms and conditions of any employee benefits plans and other arrangements maintained by the Company and the Bank.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: January 23, 2015	By:	/s/ James K. Ciroli
James K. Ciroli
Executive Vice-President and Chief Financial Officer